Exhibit 10.21
REAL ESTATE SALE AGREEMENT

DATE:	September 8, 2006

SELLER:	GREAT WESTERN LAND & RECREATION, INC. 7373 North Scottsdale Road Suite C 140 Scottsdale, Arizona 85253

BUYER:	SUNBELT INVESTORS LLC. 6 Cardinal Rd. Hilton Head, SC 29926-3720

ESCROW AGENT	Texas American Title Co.

1.	Agreement. Subject to the terms and conditions of this Agreement, Seller agrees to sell and Buyer agrees to purchase, for the Purchase Price (as hereinafter defined) and on the terms and conditions set forth herein, certain land containing approximately 200 acres situated in Harris County, Texas, legally described in Exhibit “A” attached hereto, together with all improvements, chattels and fixtures thereon, easements, rights and other privileges appurtenant thereto or associated therewith (hereinafter collectively referred to as the “Property”). Currently the Property is 100% owned by Westchester Lakes, LLC, a Texas limited liability company, and this Real Estate Sales Agreement includes both Westchester Lakes, LLC. and the real estate described in Exhibit “A”.
2.	Escrow Opening and Closing. Upon execution of this Agreement by Buyer and Seller, the parties shall cause an escrow (the “Escrow”) to be established with Escrow Agent. “Opening of Escrow” as used herein shall mean the day on which Escrow Agent receives a copy of this Agreement executed by Buyer and Seller. Buyer and Seller shall close before September 29, 2006 provided that all contingencies listed by the Bank of Houston are satisfied and that in particular certain drainage issues are resolved as outlined in Exhibit “B” attached. The Closing shall occur at the office of the Escrow Agent, or at such other place or time as Buyer and Seller mutually agree in writing. At or prior to the Closing, each of the parties shall execute and deliver such documents and perform such acts as are provided for herein, or as are necessary, to consummate the transaction contemplated hereunder. All obligations of the parties to be performed at or prior to Closing are conditions precedent to the Closing as well as covenants.
3.	Purchase Price and Payment Terms. The total purchase price to be paid for the Property (the “Purchase Price”) shall be equal to the product of (a) $19,000.00 and (b) the boundaries of the Property as determined by the ALTA Survey described in Section 5 below. For example, if the total net usable acreage of the Property is 199 acres, then in that event, the Purchase Price shall equal $3,781,000.00. For the purpose of this agreement, the term “net usable” acreage shall be deemed to mean the total gross acres within the Property boundaries, less all right-of-way and easements encumbering the Property. The Purchase Price shall be as follows:
3.1	Earnest Money Deposit. Buyer shall have the option of depositing earnest money of $1,000.00 in cash or check, which shall be refundable to the Buyer until all of the conditions precedent to Buyer’s obligation to close this transaction has been satisfied.

3.2	Balance at Close of Escrow. The remaining balance of the Purchase Price shall be paid in cash and a second mortgage (Seller’s financing) by Buyer at Closing. The cash portion shall be in the form of a cashier’s check payable to Escrow Agent, or by wire transfer of ready funds to the account of Escrow Agent deposited in Escrow on or before Closing.
4.	Escrow Instructions. The parties shall deliver to Escrow Agent an executed copy of this Agreement, which shall constitute instructions to Escrow Agent.
5.	Title; Survey. As soon as possible after Opening of Escrow, Escrow Agent shall cause to be delivered to Buyer a preliminary title report incident to the issuance of an ALTA extended coverage title insurance policy, together with legible copies of all matters indicated in Schedule B thereto (collectively, the “Title Report”), and Buyer shall obtain, at Buyer’s sole cost and expense, a current ALTA survey of the Property (the “Survey”). Buyer shall have the right to object to any matter indicated in the Title Report or on the Survey by delivering written notice of such objections to Seller and Escrow Agent on or before the date that is ten (10) days prior to the Closing Date. With respect to any amendments to the Title Report or the Survey, Buyer shall have until five (5) days after receipt of such amendments, together with legible copies of any additional matters described therein, to notify Seller and Escrow Agent in writing of any matters not previously disclosed to which Buyer objects. After receipt of Buyer’s objections, Seller shall notify Buyer in writing as to whether Seller will attempt to cure any objection of Buyer or not cure any such objection. If Seller elects not to cure any such objection, then within five (5) days thereafter, Buyer may either (a) cancel this Agreement by written notice delivered to Seller and Escrow Agent, in which event the Earnest Money, together with all interest accrued thereon, shall be immediately refunded to Buyer, or (b) waive the objection by written notice to Seller and Escrow Agent and proceed to close the Escrow. All matters listed on Schedule B-Part 2 to the Title Report, other than standard exceptions, not objected to by Buyer in accordance with the provisions hereof, or which are objected to by Buyer but with respect to which Buyer thereafter waives such objection, shall be deemed to be “Permitted Exceptions.”
6.	Deed and Other Conveyance Documents; Title Insurance. Title to the Property shall be conveyed to Buyer by a special warranty deed (the “Deed”) in form and content mutually acceptable to Seller and Buyer. The Deed shall be duly executed by Seller and recorded at Closing. On or before Closing, Seller and Buyer shall execute and deliver to Escrow Agent an Affidavit of Value for filing with the Deed and Seller shall execute and deliver to Escrow Agent a Nonforeign Affidavit in a form acceptable to Buyer, which Affidavit shall be delivered to Buyer at Closing. At Closing, Seller shall cause to be furnished to Buyer an ALTA Extended Coverage Owner’s Policy of Title Insurance issued by Escrow Agent, or the unconditional commitment of Escrow Agent to issue such policy, together with such endorsements as are reasonably requested by Buyer (which commitment shall be deemed made upon the recordation by Escrow Agent of the Deed), in the amount of the Purchase Price, insuring fee simple title in the Property in Buyer, subject only to the Permitted Exceptions. The premium for the standard coverage portion of the policy shall be paid by Seller and the additional premium payable for the extended coverage, together with any endorsements requested by Buyer, shall be paid by Buyer.
7.	Feasibility Inspection. At all times after the Opening of Escrow, Buyer shall have the right and shall be entitled to enter upon the Property to inspect the Property and to determine the feasibility of acquiring the Property. Buyer shall have the right to perform such examinations, inspections or tests, as Buyer deems necessary. In connection with Buyer’s due diligence investigation, upon Opening of Escrow, Seller shall deliver to Buyer copies of all reports, studies, environmental and soils assessments (including any Phase I environmental assessments), plans, specifications and permits, property tax statements, improvement district assessment statements and other materials or information relating to the Property and which are in Seller’s possession or control. Seller understands and agrees to abide by the conditions, terms, and contingencies that are listed in the Houston Bank’s commitment letter and especially the contingencies relating to drainage and approvals necessary by Harris County. If Buyer determines in its sole discretion that acquisition of the Property is not feasible, then Buyer shall have the right to elect to terminate this Agreement by providing written notice to Seller and Escrow Agent on or before one hundred twenty (120) days after Opening of Escrow (the “Feasibility Period”); provided, however, that if the Drainage Contingency described in Section 8 below has not been satisfied as of the Feasibility Period, then, in that event, the Feasibility Period shall be deemed to be automatically extended until such time as the Rezoning Contingency has been satisfied. If Buyer provides such written notice of termination to Seller and Escrow Agent by 5:00 p.m. on the last day of the Feasibility Period, then this Agreement and the Escrow shall terminate and the Earnest Money, together with all interest accrued thereon, shall be promptly refunded to Buyer and neither party shall have any further liability hereunder. If Buyer does not provide written notice of termination on or before the expiration of the Feasibility Period as provided in the foregoing, then, in that event, the parties shall proceed to consummate the transaction contemplated hereby in accordance with the terms and conditions set forth herein.
8.	Drainage Contingency. The Seller and Buyer hereby acknowledge and agree that the Buyer’s obligations to consummate the transaction contemplated by this Agreement shall be conditioned and contingent upon the approval by Harris County officials, including the department or departments responsible for issuing drainage permits to approve off-site drainage according to the studies by Brown and Gay Engineers and as required by Buyer’s lender, Bank of Houston. Seller shall cooperate in good faith with Buyer’s drainage application(s) and shall promptly execute and deliver to Buyer such applications, consents and approvals as may be reasonably necessary or required by Harris County in order for Buyer to process such drainage application. In the event that the Drainage Contingency described herein has not been satisfied for any reason as of the Outside Closing Date, then unless Buyer elects to waive such Drainage Contingency in writing in its sole discretion, Buyer shall have the right to elect to terminate this Agreement by written notice to the Seller and Escrow Agent. Whereupon the Earnest Money shall be refunded to the Buyer and the parties shall have no further rights, duties or obligations hereunder.
9.	Seller Financing. The Seller has agreed to provide Seller Financing in the form of a second mortgage or second deed of trust to Buyer. The amount shall be limited to $2,200,000.00 (plus or minus 10% depending on the closing costs, administrative cost, Bank fees and commitment costs) and on final appraisal cost. The second mortgage shall have similar terms to those shown in Exhibit “C”. Buyer and the Bank of Houston may be required to enter into an agreement with Seller whereby Seller will agree to not take action to either (a) accelerate the 2nd mortgage note; or (b) petition for bankruptcy unless agreed upon by the Bank of Houston. However, this “Standstill Agreement” will not prevent Buyer from prepayment of the 2nd mortgage at any time without penalty.
10.	Seller’s Covenants, Representations and Warranties. Seller hereby represents, warrants, covenants and agrees with Buyer as follows:
     (a) Seller has not subjected any portion of the Property to any interest, charge or assessment that is not shown as an existing lien on the record of any taxing authority that levies taxes or assessments.
     (b) Seller has not received any notice from any governmental authority having jurisdiction over the Property requiring or specifying any work to be done to the Property.
     (c) Seller has not received any notice of, and has not itself caused, any violation of any statute, ordinance, rule or regulation of any federal, state, county or municipal authority in connection with air pollution, water pollution, environmental protection, or any other governmental action relating to the Property.
     (d) Seller has not received any notice of the exercise of eminent domain or condemnation, pending or threatened, which in any way affects the Property or any portion thereof, from any governmental or other authority authorized to exercise such power.
     (e) Seller has not entered into any unrecorded leases, contracts or obligations affecting the Property. Seller will supply all record, notes, contracts and letters associated with BD Realty, Brad Dill, and the management of the Property to date.

     (f) Seller has received no notice of any claims, actions, suits or other proceedings pending or threatened by any person or entity with respect to the Property.
     (g) Seller has, or will have on or before the Closing, performed, observed and complied with all of the covenants, agreements and conditions required by this Agreement to be performed, observed and complied with by Seller, and will execute and deliver all documents required to be executed and delivered by Seller in order to consummate the transaction contemplated herein.
The covenants, representations and warranties of Seller hereunder shall survive the closing of this transaction and the recordation of the Deed. In the event any of the covenants, representations or warranties described herein are untrue or breached by Seller, Seller shall indemnify, defend and hold harmless Buyer and Buyer’s successors and assigns, from and against any and all claims, costs, damages, liabilities, expenses, charges and fees (including attorneys’ fees) incurred by Buyer, or its successors or assigns, as a result of the untruth or breach of any of the representations or warranties made by Seller hereunder.
11.	Proration of Property Taxes; Closing Costs. The Seller and Buyer hereby acknowledge and agree that, upon the Closing, all real property taxes and assessments payable with respect to the Property shall be prorated as of the Closing based upon the latest available information. If such information is changed or newer information is provided after Closing, as a result of tax protests, tax refunds or changes in tax rates or valuation, then the parties shall make such agreements, one to the other, outside of Escrow, as may be necessary to adjust the proration of taxes to the actual amounts. All recording and similar charges shall be allocated between Seller and Buyer in Escrow Agent’s customary manner, and Escrow Agent’s fees shall be paid one-half by Seller and one-half by Buyer. Except as expressly provided in the foregoing or elsewhere to the contrary in this Agreement, Buyer and Seller shall each bear its own costs, expenses and fees (including attorneys’ fees) in connection with the transaction contemplated hereby.
12.	Default; Remedies.
12.1	Default by Buyer. If Buyer defaults hereunder, actual damages to Seller will be difficult to calculate, but Buyer and Seller agree that the amount of the Earnest Money is a reasonable approximation thereof. Accordingly, if Buyer defaults, Seller shall be entitled to terminate this Agreement and receive the Earnest Money as Seller’s sole and absolute remedy.

12.2	Default by Seller. If Seller defaults hereunder, Buyer may elect, as Buyer’s sole and exclusive remedy, to either (a) seek specific performance of this Agreement, or (b) terminate this Agreement by written notice to Seller and Escrow Agent, whereupon the Earnest Money, together with all accrued interest thereon, shall be promptly refunded to Buyer. However, if after signing this Real Estate Sale Agreement but before closing Seller decides to sell this property or the limited liability company that owns this Property to an outside third party, (or not at all). Seller can be required by Buyer to pay for certain costs incurred (“Breakup fee”) during these negotiations. The maximum amount for the Breakup fee shall be $50,000.00.

12.3	Waiver. Excuse or waiver of the performance by the other party of any obligation under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Buyer of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.
13.	Miscellaneous.
13.1	Notices. No notice, consent, approval or other communication provided for herein or given in connection herewith shall be validly given, made, delivered or served unless it is in writing and delivered personally, sent by overnight courier, or sent by registered or certified United States mail, postage prepaid, with return receipt requested, to the parties at the respective addresses listed above, or to such other addresses as any party hereto may designate in writing and deliver in a like manner to the other party. Notices, consents, approvals, and communications given by mail shall be deemed delivered upon the earlier of forty-eight (48) hours after deposit in the United States mail in the manner provided above or upon delivery to the respective addresses set forth above if delivered personally or sent by overnight courier.
13.2	Interpretation. The captions of the Sections of this Agreement are for convenience only and shall not govern or influence the interpretation hereof. This Agreement is the result of negotiations between the parties and, accordingly, shall not be construed for or against either party regardless of which party drafted this Agreement or any portion thereof. Time is of the essence of this Agreement.

13.3	Successors and Assigns. All of the provisions hereof shall inure to the benefit of and be binding upon the personal representatives, heirs, successors and assigns of Seller and Buyer.

13.4	No Partnership, Third Person. It is not intended by this Agreement to, and nothing contained in this Agreement shall, create any partnership, joint venture or other similar arrangement between Seller and Buyer. No term or provision of this Agreement is intended to, or shall, be for the benefit of any person, firm, corporation or other entity not a party hereto (including, without limitation, any broker), and no such party shall have any right or cause of action hereunder.

13.5	Entire Agreement. This Agreement constitutes the entire agreement between and reflects the reasonable expectations of the parties pertaining to the subject matter hereof. All prior and contemporaneous agreements, representations and understandings of the parties, oral or written, are hereby superseded and merged herein. No change or addition is to be made to this Agreement except by a written agreement executed by all of the parties.

13.6	Severability and Waiver. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof. Any waivers must be in writing and signed by the parties sought to be charged. The waiver by any party of a right provided hereunder shall not be deemed to be a continuing waiver of that right or a waiver of any other right.

13.7	Further Documents. Buyer and Seller shall execute and deliver all such documents and perform all such acts as reasonably requested by the other party from time to time, prior to and following the Closing, to carry out the matters contemplated by this Agreement.

13.8	Arizona Law. This Agreement shall be governed by the laws of the State of Arizona.

13.9	Date of Performance. If the date of performance of any obligation or the last day of any time period provided for herein should fall on a Saturday, Sunday or legal holiday, then said obligation shall be due and owing, and said time period shall expire, on the first day thereafter which is not a Saturday, Sunday or legal holiday. Except as may otherwise be set forth herein, any performance provided for herein shall be timely made if completed no later than 5:00 p.m., Phoenix time, on the day of performance.

13.10	Counterparts. This Agreement may be executed in any number of counterparts. Each such counterpart hereof shall be deemed an original, but all counterparts shall constitute but one agreement.

13.11	No Brokerage Commission. Each party hereto represents and warrants to the other that it has not employed any broker or finder in connection with the transaction contemplated by this Agreement and that, as a result thereof, no brokerage commission shall be payable upon the consummation of this transaction. Each party hereto shall indemnify, defend and hold harmless the other from and against any and all liability and expense, including, without limitation, reasonable attorneys’ fees, arising from any claim by any broker, agent or finder for commissioners, finder’s fees or similar charges, arising out of the act of the indemnifying party. Notwithstanding any provision herein to the contrary, the obligations of the parties pursuant to this section shall survive the Closing and any termination hereof.
13.12	Confidentiality. Prior to the Closing, neither Seller nor Buyer shall disclose to any third party the existence of this Agreement or any of the terms or conditions with respect to the sale and transfer of the Property by Seller to Buyer without the prior written consent of the other party hereto, which consent may be withheld in the sole and absolute discretion of such party. The foregoing restriction shall not apply to the extent that either party hereto must disclose any aspect of this Agreement in connection with the obtaining of legal or financial advice or counsel.
SIGNATURE PAGE FOLLOWS

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

“SELLER” GREAT WESTERN LAND & RECREATION, INC., a Nevada Corporation
By	/s/ Carla Waltman
	Name:	Carla Waltman
	Title:	Corporate Secretary

By	/s/ David Weber
	Name:	David Weber
	Title:	President and CEO

“BUYER” SUNBELT INVESTORS LLC.
By	/s/ Roger Clark
	Name:	Roger Clark
	Title:	Managing Member

APPROVAL BY ESCROW AGENT
     Escrow Agent hereby (a) acknowledges receipt of a fully executed copy or counterpart copies of the foregoing Agreement on this 13th day of September, 2006, which date is hereby designated as the “Opening of Escrow” date, and (b) agrees to establish an escrow (Escrow No. 650061619) in accordance therewith and act in accordance with the provisions of the Agreement. Escrow Agent further agrees to deliver immediately to Buyer and Seller fully executed copies of the Agreement.

Texas American Title
By	/s/ Karla Davis
Name Karla Davis
Title Escrow Assistant